Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated December 6, 2016, with respect to the consolidated financial statements of Media Recovery, Inc. as of September 30, 2016 and 2015 and for the years ended September 30, 2016, 2015 and 2014, as an exhibit to the Annual Report on Form 10-K/A of Capital Southwest Corporation for the fiscal year ended March 31, 2016, filed with the Securities and Exchange Commission. We consent to the incorporation by reference of said reports in the Registration Statements of Capital Southwest Corporation on Forms S-8 (File No. 333-207296, effective October 5, 2015; File No. 333-177433, effective October 21, 2011; File No. 333-177432, effective October 21, 2011; File No. 333-118681, effective August 31, 2004).

/s/ Whitley Penn LLP

Dallas, Texas

December 12, 2016